Exhibit 99(a)
TRUSTCO
Bank Corp NY	News Release

5 Sarnowski Drive, Glenville, New York, 12302
(518) 377-3311   Fax: (518) 381-3668

Subsidiary:	Trustco Bank	NASDAQ – TRST

Contact:	Kevin T. Timmons
Vice President/Treasurer
518-381-3607

FOR IMMEDIATE RELEASE:

TrustCo Declares Cash Dividend and
Announces Results of Annual Meeting

Glenville, New York – May 20, 2008

TrustCo Bank Corp NY (TrustCo, Nasdaq: TRST) today announced that its Board of Directors had declared a regular quarterly cash dividend of $0.11 per share, payable July 1, 2008, to shareholders  of record at the close of  business  on June 6, 2008.

The Company also announced that directors Anthony J. Marinello, M.D., PhD and William D. Powers were re-elected by shareholders to serve three-year terms on the Board at the Annual Meeting held on May 19, 2008.  Shareholders also ratified the appointment of KPMG LLP as independent auditors for the Company for 2008.

TrustCo Bank Corp NY is a $3.4 billion bank holding company and through its subsidiary, Trustco Bank, operates more than 110 offices in New York, Florida, Massachusetts, New Jersey and Vermont.

In addition, the Bank operates a full service Trust Department.  The common shares of TrustCo are traded on The NASDAQ Global Select Market under the symbol TRST.

TrustCo was recently ranked number 10 of the Top 200 Mid-Tier banks by US Banker magazine and number 11 of the 100 largest thrifts in the nation by SNL Financial.  The US Banker rating focuses on return on equity while the SNL ranking considers a number of factors including profitability, growth, expense control and asset quality.

Except for the historical information contained herein, the matters discussed in this news release and other information contained in TrustCo’s Securities and Exchange Commission filings may express “forward-looking statements.”  Those “forward-looking statements” may involve risk and uncertainties, including statements containing future events or performance and assumptions and other statements of historical facts.

TrustCo wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The following important factors, among others, in some cases have affected and in the future could affect TrustCo’s actual results, and could cause TrustCo’s actual financial performance to differ materially from that expressed in any forward-looking statement:  (1) credit risk, (2) interest rate risk, (3) competition, (4) changes in the regulatory environment, (5) real estate and collateral values, and (6) changes in local market areas and general business and economic trends.  The foregoing list should not be construed as exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

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